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                                                               Exhibit 10.43

                     CADENCE DESIGN SYSTEMS, INC.

                FORM OF EXECUTIVE SEVERANCE AGREEMENT

     THIS AGREEMENT (the "Agreement") is made effective as of the 5th day of November, 1997, between CADENCE DESIGN SYSTEMS, INC., a Delaware corporation ("Company"), and _____________________ ("Executive").

          WHEREAS, the Company is engaged in the electronic design automation software business;

          WHEREAS, Executive is currently employed by the Company as a senior executive; and

          WHEREAS, the Company desires to secure the services of Executive as Executive Vice President and Executive desires to perform such services for the Company, on the terms and conditions as set forth herein;

          NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth below, it is mutually agreed as follows:

     1. BENEFITS UPON TERMINATION OF EMPLOYMENT PERIOD. Executive's employment by the Company shall terminate immediately upon Executive's receipt of written notice of termination by the Company, upon the Company's receipt of written notice of termination by Executive, or upon Executive's death or permanent disability. "Permanent disability" shall mean any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months and which renders Executive unable to perform effectively the duties and responsibilities of his office. Except in connection with a termination for Cause (as defined in Subsection 1.2), or on account of permanent disability (as defined above), or a voluntary termination by Executive for other than Good Reason (as defined in Subsection 1.3), upon execution by Executive of an effective release of claims substantially in the form attached as Exhibit A as shall be finally determined by the Company, the Company shall provide Executive with termination benefits upon termination of the Employment Period, as follows:

     1.1 TERMINATION BENEFITS. An amount equal to one year's base salary at the time of termination shall be paid by the Company in one lump sum amount. Executive's target bonus for the year of termination shall also be paid in one lump sum payment. All such amounts shall be paid by the Company as soon as administratively possible following such termination and following the first point in time that the Company is entitled to deduct such payments for income tax purposes in compliance with applicable law, including but not limited to the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). All of the unvested options held by Executive on the date of such termination that would have

                                       1.

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vested over the succeeding twenty-four month period shall immediately vest and become exercisable in full. The options shall remain exercisable for the period specified in such options.

     1.2 CIRCUMSTANCES UNDER WHICH TERMINATION BENEFITS WOULD NOT BE PAID. The Company shall not be obligated to pay Executive the termination benefits or continue the option vesting described in Subsection 1.1 above if the Executive's employment with the Company is terminated for Cause or on account of Executive's permanent disability. For purposes of this Agreement, "Cause" shall be limited to (1) Executive's gross misconduct or fraud, in the performance of his employment; (2) Executive's conviction or guilty plea with respect to any felony (except for motor vehicle violations); or (3) Executive's material breach of this Agreement after written notice delivered to Executive of such breach and a reasonable opportunity to cure such breach.

     1.3 CONSTRUCTIVE TERMINATION. Notwithstanding anything in this Section 1 or Section 2 to the contrary, the Executive's employment with the Company will be deemed to have been terminated (a "Constructive Termination") and Executive will be deemed to have Good Reason for voluntary termination of his employment ("Good Reason"), if there should occur:

          (a) a material adverse change in Executive's position causing it to be of materially less stature or responsibility without Executive's written consent, and such a materially adverse change shall in all events be deemed to occur if Executive no longer serves as Executive Vice President or a more senior position, unless Executive consents in writing to such change;

          (b) a reduction, without Executive's written consent, in his level of base compensation (including base salary and fringe benefits) by more than ten percent (10%) or a reduction by more than ten percent (10%) in his target bonus under the Company's bonus plan in which Executive currently participates (as such plan may be amended or substituted for from time to time); or

          (c) a relocation of his principal place of employment by more than 50 miles without Executive's consent.

     2.  CHANGE IN CONTROL BENEFITS.

     Should there occur a Change in Control (as defined below), then the following provisions shall become applicable in lieu of severance benefits otherwise payable under Section l:

          2.1 During the period (if any) following a Change in Control that Executive shall continue to provide services to the Company, then the terms and provisions of this Agreement shall continue in full force and effect, the Company's bonus plan in which Executive participates shall be interpreted and/or amended to evaluate Executive's achievement of goals as if the Company continued as an independent entity, and Executive shall continue to vest in all of his unvested stock options as specified in such options; or

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          2.2  In the event of (y) a termination of the Executive's
employment with the Company by the Company other than either for Cause or on account of total disability within thirteen (13) months after a Change in Control or (z) a Constructive Termination of the Executive's employment with the Company within thirteen (13) months after a Change in Control, upon execution by Executive of an effective release of claims substantially in the form attached as Exhibit A as shall be finally determined by the Company, all the following benefits shall become due and payable:

               (a) The Company shall pay to Executive as severance pay in one lump sum amount, an amount equal to two year's base salary plus twice
(2x) Executive's target bonus for the year of termination in effect immediately prior to such termination. All such amounts shall be paid by the Company as soon as administratively possible following such termination and following the first point in time that the Company is entitled to deduct such payments for income tax purposes in compliance with applicable law, including but not limited to the provisions of Section 162(m) of the Code.

               (b) All of the unvested options held by Executive on the date of such Change in Control shall immediately vest and become exercisable in full and shall remain exercisable for the period specified in such options.

     For purposes of this Section 2, a Change in Control shall be deemed to occur upon:

               (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business;

              (ii) any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the Company, except if such Person is (A) a subsidiary of the Company, (B) a tax-qualified retirement plan for employees of the Company or (C) a company formed to hold the Company's common equity securities and whose shareholders constituted, at the time such company became such holding company, substantially all the shareholders of the Company (a "Cadence Holding Company"); or

            (iii) a change in the composition of the Company's Board of Directors over a period of twenty four (24) consecutive months or less such that a majority of the then current Board members ceases to be comprised of individuals who either (a) have been Board members continuously since the beginning of such period ("Incumbent Directors"), or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Incumbent Directors who were still in office at the time such election or nomination was approved by the Board (whereupon such new Board member shall be deemed to be an Incumbent Director with respect to the election or nomination of future Board members).

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     In the event that the severance and other benefits provided to Executive
(i) constitute "parachute payments" within the meaning of Section 280G of the Code and (ii) but for this Section 2, such severance and benefits would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance benefits under this Section 2 shall be payable either:

           (a)  in full,

           (b) as to such lesser amount which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits under Section 2. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 2 shall be made in writing by independent public accountants agreed to by the Company and Executive (the "Accountants"), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this
Section 2, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 2. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 2.

     3. DISPUTE RESOLUTION. The Company and Executive agree that any dispute regarding the interpretation or enforcement of this Agreement or any dispute arising out of Executive's employment or the termination of that employment with the Company, except for disputes regarding the interpretation of those agreements referred to in Section[s] 5 [and 6] and disputes involving the protection of the Company's intellectual property, shall be decided by confidential, final and binding arbitration conducted by Judicial Arbitration and Mediation Services ("JAMS") under the then-existing JAMS rules, rather than by litigation in court, trial by jury, administrative proceeding, or in any other forum.

     4. COOPERATION WITH THE COMPANY, AFTER TERMINATION OF THE EMPLOYMENT PERIOD. Following termination of Executive's employment with the Company, Executive shall fully cooperate with the Company in all matters relating to the winding up of his pending work on behalf of the Company and the orderly transfer of any such pending work to other employees of the Company as may be designated by the Company.

     5. CONFIDENTIALITY; RETURN OF PROPERTY. Executive acknowledges that the Employee Invention and Confidential Information Agreement executed by Executive on May 18, 1994 and attached hereto as Exhibit B shall continue in effect.

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     6.  GENERAL.

          6.1 WAIVER. Neither party shall, by mere lapse of time, without giving notice or taking other action hereunder, be deemed to have waived any breach by the other party of any of the provisions of this Agreement. Further, the waiver by either party of a particular breach of this Agreement by the other shall neither be construed as, nor constitute a, continuing waiver of such breach or of other breaches by the same or any other provision of this Agreement.

          6.2 SEVERABILITY. If for any reason a court of competent jurisdiction or arbitrator finds any provision of this Agreement to be unenforceable, the provision shall be deemed amended as necessary to conform to applicable laws or regulations, or if it cannot be so amended without materially altering the intention of the parties, the remainder of the Agreement shall continue in full force and effect as if the offending provision were not contained herein.

          6.3 NOTICES. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be considered effective either (a) upon personal service or (b) upon delivery by facsimile and depositing such notice in the U.S. Mail, postage prepaid, return receipt requested and addressed to the Chief Executive Officer of the Company at its principal corporate address, and to Executive at his most recent address shown on the Company's corporate records, or at any other address which he may specify in any appropriate notice to the Company, or (c) upon only depositing such notice in the U.S. Mail as described in (b) above.

          6.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together constitutes one and the same instrument and in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

          6.5 ENTIRE AGREEMENT. The parties hereto acknowledge that each has read this Agreement, understands it, and agrees to be bound by its terms. The parties further agree that this Agreement and the documents referred to herein constitute the complete and exclusive statement of the agreement between the parties and supersedes all proposals (oral or written), understandings, representations, conditions, covenants, and all other communications between the parties relating to the subject matter hereof. Notwithstanding anything to the contrary, Sections 1 and 2 of this Agreement shall govern all options issued to Executive by the Company prior to and after the effective date of this Agreement, and the Company shall use its best efforts to place appropriate language describing the relevant terms of this Agreement in all options issued or to be issued to Executive by the Company.

          6.6 GOVERNING LAW. This Agreement shall be governed by the law of the State of California.

          6.7 ASSIGNMENT AND SUCCESSORS. The Company shall have the right to assign its rights and obligations under this Agreement to an entity which acquires substantially all of the assets of the Company. The rights and obligation of the Company under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Company.


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Executive shall not have any right to assign his obligations under this
Agreement and shall only be entitled to assign his rights under this Agreement by will or the laws of descent and distribution.

          6.8 DURATION. Executive's employment with the Company is for no specific term, and either Executive or Company may terminate such employment in writing at any time, for any reason, or for no reason.

          6.9 AMENDMENTS. This Agreement and the terms and conditions of the matters addressed in this Agreement may only be amended in writing executed both by the Executive and a duly authorized representative of the Company.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

CADENCE DESIGN SYSTEMS, INC.              EXECUTIVE

By:
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Name:
   ------------------------------

Title:
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                                      6.

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                                   EXHIBIT A

                       RELEASE AND WAIVER OF CLAIMS:
                       EXECUTIVE SEVERANCE AGREEMENT

     In exchange for payment to me of amounts pursuant to Section 1 or 2 of my executive severance agreement with the Company, entered into effective as of November 5, 1997, as it may be amended from time to time, to which this form is attached, I hereby furnish Cadence Design Systems, Inc. (the "Company") with the following release and waiver.

     I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affi1iates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

     I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

     I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so);
(c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.

Date:                           By:
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